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EXHIBIT 10(f): PAYCHEX, INC. OFFICER PERFORMANCE INCENTIVE PROGRAM FOR THE YEAR
ENDED MAY 31, 2005

On July 8, 2004, the Board of Directors (the "Board") approved the Compensation Committee's recommendation to adopt the Paychex, Inc. Officer Performance Incentive Program (the "Program") for the year ended May 31, 2005, as outlined below:

1.    Participants: Executive officers of Paychex, Inc.

2. Maximum Incentive: 50% of base salary for fiscal year 2005 as approved by the Board of Directors at the July 2004 Board meeting.

3. Performance Criteria: The payment of cash bonus awards to participants shall be determined by the Board on a discretionary basis based primarily on how year-over-year revenue growth, year-over-year growth in operating income excluding interest on funds held for clients, and improvement in operating income excluding interest on funds held for clients as a percentage of service revenues for the fiscal year compare to the goals that are established annually by the Board of Directors.

4. Payment: Incentive payments to be paid in July 2005, after Board approval. Officer must be employed at the fiscal year end to be eligible for any bonus.

5. Changes and Terminations: Bonus awards, changes to and termination of the Program are at the sole discretion of the Board.